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                                                                    EXHIBIT 23.6

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
PMG Holdings, Inc.

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Clear Channel Communications, Inc. of our report dated April 27, 1995 with respect to the consolidated balance sheet of PMG Holdings, Inc. and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the year then ended, which report appears in the Form 8-K of Clear Channel Communications, Inc. dated April 17, 1997.

     We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

                                            /s/ KPMG PEAT MARWICK LLP

Stamford, Connecticut
May 13, 1997